Pricing Supplement
(To Prospectus dated November 4, 2016, Series A	Filed Pursuant to Rule 424(b)(2)
Prospectus Supplement dated November 4, 2016 and	Registration Statement No. 333-213265
Product Supplement STOCK-1 dated November 30, 2016)
May 17, 2017

$3,000,000

BofA Finance LLC

Auto-Callable Yield Notes Linked to the Least Performing of the Common Stock of Eli Lilly and Company, MetLife, Inc. and Tesoro Corporation, due August 22, 2018
Fully and Unconditionally Guaranteed by Bank of America Corporation

•	The CUSIP number for the notes is 09709TAM3.
•	The notes are unsecured senior notes issued by BofA Finance LLC (“BofA Finance”), a direct, wholly-owned subsidiary of Bank of America Corporation (“BAC” or the “Guarantor”), which are fully and unconditionally guaranteed by the Guarantor. All payments due on the notes, including any repayment of principal, will be subject to the credit risk of BofA Finance, as issuer of the notes, and the credit risk of Bank of America Corporation, as guarantor of the notes.
•	The notes do not guarantee a full return of your principal at maturity, and you could lose up to 100% of your principal.
•	The notes will mature on August 22, 2018, unless previously called.
•	Interest will be paid monthly in arrears at the rate of 9.50% per annum. Interest will be paid on the 22nd day of each month, beginning on June 22, 2017, until the maturity date.
•	The payment on the notes at maturity will depend on the individual performance of the common stock of Eli Lilly and Company (Bloomberg symbol: LLY UN), the common stock of MetLife, Inc. (Bloomberg symbol: MET UN) and the common stock of Tesoro Corporation (Bloomberg symbol: TSO UN) (each, an “Underlying Stock,” and collectively, the “Underlying Stocks”).
•	Prior to the maturity date, if the Observation Level of each Underlying Stock is greater than or equal to its Initial Level on any Observation Date, the notes will be automatically redeemed, in whole but not in part, at 100% of the principal amount, together with the applicable interest payment with respect to that month on the applicable interest payment date. No further amounts will be payable following an early redemption.
•	The “Early Redemption Dates” on which the notes may be automatically redeemed are November 22, 2017, February 22, 2018 and May 22, 2018.
•	At maturity, the amount you will be entitled to receive per $1,000 in principal amount of the notes (the “Redemption Amount”) will depend on the individual performance of each Underlying Stock. If the notes are not automatically redeemed prior to maturity, the Redemption Amount will be determined as follows:
•	If the Final Level of each Underlying Stock is greater than or equal to its respective Barrier Level, the Redemption Amount will equal the principal amount.
•	If the Final Level of any Underlying Stock is less than its respective Barrier Level, the Redemption Amount will equal the product of (a) the principal amount multiplied by (b) the sum of one plus the Underlying Return of the Least Performing Stock (each as defined below). In this case, the Redemption Amount will be less than 65% of the principal amount and could be zero.

In each case, you will also receive the final interest payment.

•	The “Barrier Level” with respect to each Underlying Stock is 65% of its Initial Level, rounded to two decimal places.
•	The “Least Performing Stock” will be the Underlying Stock with the lowest Underlying Return (as defined below).
•	The “Observation Dates” are November 17, 2017, February 20, 2018 and May 17, 2018, subject to postponement as described in “Description of the Notes—Certain Terms of the Notes—Events Relating to Observation Dates” of product supplement STOCK-1.
•	The notes will be issued in denominations of $1,000 and whole multiples of $1,000.
•	The notes will not be listed on any securities exchange.
•	The initial estimated value of the notes is less than the public offering price. As of May 17, 2017 (the “pricing date”), the initial estimated value of the notes is $983.60 per $1,000 in principal amount. See “Summary” beginning on page PS-3 of this pricing supplement, “Risk Factors” beginning on page PS-9 of this pricing supplement and “Structuring the Notes” on page PS-20 of this pricing supplement for additional information. The actual value of your notes at any time will reflect many factors and cannot be predicted with accuracy.
•	The notes and the related guarantee:
Are Not FDIC Insured	Are Not Bank Guaranteed	May Lose Value

	Per Note	Total
Public Offering Price	100.00%	$ 3,000,000.00
Underwriting Discount	0.00%	$ 0.00
Proceeds (before expenses) to BofA Finance	100.00%	$ 3,000,000.00

The notes and the related guarantee of the notes by the Guarantor are unsecured and are not savings accounts, deposits, or other obligations of a bank. The notes are not guaranteed by Bank of America, N.A. or any other bank, are not insured by the Federal Deposit Insurance Corporation or any other governmental agency and involve investment risks. Potential purchasers of the notes should consider the information in “Risk Factors” beginning on page PS-9 of this pricing supplement, page PS-5 of the accompanying product supplement, page S-4 of the accompanying prospectus supplement, and page 7 of the accompanying prospectus. You may lose some or all of your principal amount in the notes. None of the Securities and Exchange Commission (the “SEC”), any state securities commission, or any other regulatory body has approved or disapproved of these notes or the guarantee, or passed upon the adequacy or accuracy of this pricing supplement, or the accompanying product supplement, prospectus supplement or prospectus. Any representation to the contrary is a criminal offense.

We will deliver the notes in book-entry form only through The Depository Trust Company on May 22, 2017 against payment in immediately available funds.

BofA Merrill Lynch

Selling Agent

TABLE OF CONTENTS

Page

SUMMARY	pS-3
RISK FACTORS	pS-9
DESCRIPTION OF THE NOTES	pS-13
THE UNDERLYING STOCKS	pS-15
SUPPLEMENT TO THE PLAN OF DISTRIBUTION; ROLE OF MLPF&S AND CONFLICTS OF INTEREST	pS-19
STRUCTURING THE NOTES	pS-20
U.S. FEDERAL INCOME TAX SUMMARY	pS-21
VALIDITY OF THE NOTES	pS-25

SUMMARY

The Auto-Callable Yield Notes Linked to the Least Performing of the Common Stock of Eli Lilly and Company, MetLife, Inc. and Tesoro Corporation, due August 22, 2018 (the “notes”) are our senior debt securities. All payments on the notes are fully and unconditionally guaranteed by BAC. The notes and the related guarantee are not insured by the Federal Deposit Insurance Corporation or secured by collateral. The notes will rank equally with all of our other unsecured senior debt, and the related guarantee will rank equally with all of BAC’s other unsecured and unsubordinated debt. All payments due on the notes, including any repayment of the principal amount, will be subject to the credit risk of BofA Finance, as issuer, and BAC, as guarantor. Unless earlier called, the notes will mature on August 22, 2018.

Interest will be paid monthly in arrears at the rate of 9.50% per annum. The notes will be automatically called on the relevant Observation Date if the Observation Level of each Underlying Stock is greater than or equal to its Initial Level on any Observation Date at an amount equal to the sum of the principal amount plus the applicable interest payment with respect to that month. The Early Redemption Dates on which the notes may be automatically redeemed will be November 22, 2017, February 22, 2018 and May 22, 2018. If the notes are not called prior to maturity, and if the Final Level of each Underlying Stock is greater than or equal to its Barrier Level, we will pay to you at maturity the principal amount plus the final interest payment. If the Final Level of any Underlying Stock is less than its Barrier Level, in addition to the final interest payment, we will pay to you at maturity an amount equal to the product of (a) the principal amount multiplied by (b) the sum of one plus the Underlying Return of the Least Performing Stock. You may lose some or all of your principal amount at maturity.

Payments on the notes, including the interest payments, depend on the credit risk of BofA Finance and BAC and on the performance of the Underlying Stocks. The economic terms of the notes are based on BAC’s internal funding rate, which is the rate it would pay to borrow funds through the issuance of market-linked notes and the economic terms of certain related hedging arrangements it enters into. BAC’s internal funding rate is typically lower than the rate it would pay when it issues conventional fixed or floating rate debt securities. This difference in funding rate, as well as the hedging related charges described below, reduced the economic terms of the notes to you and the initial estimated value of the notes. Due to these factors, the public offering price you pay to purchase the notes is greater than the initial estimated value of the notes as of the pricing date.

The initial estimated value of the notes as of the pricing date is set forth on the cover page of this pricing supplement. For more information about the initial estimated value and the structuring of the notes, see “Risk Factors” beginning on page PS-9 and “Structuring the Notes” on page PS-20.

Issuer:	BofA Finance LLC (“BofA Finance”)
Guarantor:	Bank of America Corporation (“BAC”)
Term:	15 months, if not previously called.
Issue Date:	May 22, 2017
Maturity Date:	August 22, 2018
Underlying Stocks:	The common stock of Eli Lilly and Company (Bloomberg symbol: LLY UN), the common stock of MetLife, Inc. (Bloomberg symbol: MET UN) and the common stock of Tesoro Corporation (Bloomberg symbol: TSO UN). See the section entitled “The Underlying Stocks” beginning on page PS-15 of this pricing supplement.
Automatic Call:	All (but not less than all) of the notes will be automatically called if the Observation Level of each Underlying Stock is greater than or equal to its Initial Level on any Observation Date. If the notes are automatically called, the Early Redemption Amount will be paid on the applicable Early Redemption Date.

Early Redemption Amount:	The sum of the principal amount plus the applicable interest payment.
Observation Dates:	November 17, 2017, February 20, 2018 and May 17, 2018, subject to postponement as set forth in the product supplement, in the section “Description of the Notes—Certain Terms of the Notes—Events Relating to Observation Dates.”
Early Redemption Dates:	The Early Redemption Dates on which the notes may be automatically redeemed will be November 22, 2017, February 22, 2018 and May 22, 2018, subject to postponement if the applicable Observation Date is postponed as described above, or if an Early Redemption Date is not a business day, as described in the prospectus.
Interest:	Interest will be paid monthly in arrears at the rate of 9.50% per annum, and calculated on a 30/360 (unadjusted basis).
Interest Payment Dates:	The 22nd day of each month, beginning on June 22, 2017, to and including the maturity date, subject to postponement as set forth in the prospectus.
Redemption Amount:

If the notes have not been automatically called, the Redemption Amount will be:

•      if the Final Level of each Underlying stock is greater than or equal to its Barrier Level, the principal amount.

•      if the Final Level of any Underlying Stock is less than its Barrier Level, the product of (a) the principal amount multiplied by (b) the sum of one plus the Underlying Return of the Least Performing Stock.

In each case, you will also receive the final interest payment.

Initial Level:	LLY: $78.14 MET: $49.96 TSO: $81.84
Observation Level:	The Closing Market Price of an Underlying Stock on the applicable Observation Date, multiplied by its Price Multiplier as of that day.
Final Level:	The Closing Market Price of an Underlying Stock on the Calculation Day, multiplied by its Price Multiplier as of that day.
Barrier Level:

LLY: $50.79, which is 65% of its Initial Level, rounded to two decimal places.

MET: $32.47, which is 65% of its Initial Level, rounded to two decimal places.

TSO: $53.20, which is 65% of its Initial Level, rounded to two decimal places.

Least Performing Stock:	The Underlying Stock with the lowest Underlying Return.
Underlying Return:	With respect to each Underlying Stock,
Price Multiplier:	With respect to each Underlying Stock, 1, subject to adjustment for certain corporate events relating to that Underlying Stock described in the product supplement under “Description of the Notes—Anti-Dilution Adjustments.”
Calculation Day:	August 17, 2018, subject to postponement as set forth in the product supplement, in the section “Description of the Notes—Certain Terms of the Notes—Events”

Relating to Calculation Days.
Calculation Agent:	Merrill Lynch, Pierce, Fenner & Smith Incorporated (“MLPF&S”), an affiliate of BofA Finance.
Selling Agent:	MLPF&S

You should read carefully this entire pricing supplement, product supplement, prospectus supplement, and prospectus to understand fully the terms of the notes, as well as the tax and other considerations important to you in making a decision about whether to invest in the notes. In particular, you should review carefully the section in this pricing supplement entitled “Risk Factors,” which highlights a number of risks of an investment in the notes, to determine whether an investment in the notes is appropriate for you. If information in this pricing supplement is inconsistent with the product supplement, prospectus supplement or prospectus, this pricing supplement will supersede those documents. You are urged to consult with your own attorneys and business and tax advisors before making a decision to purchase any of the notes.

The information in this “Summary” section is qualified in its entirety by the more detailed explanation set forth elsewhere in this pricing supplement and the accompanying product supplement, prospectus supplement and prospectus. You should rely only on the information contained in this pricing supplement and the accompanying product supplement, prospectus supplement and prospectus. We have not authorized any other person to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. None of us, the Guarantor or any selling agent is making an offer to sell these notes in any jurisdiction where the offer or sale is not permitted. You should assume that the information in this pricing supplement, the accompanying product supplement, prospectus supplement, and prospectus is accurate only as of the date on their respective front covers.

Capitalized terms used but not defined in this pricing supplement have the meanings set forth in the accompanying product supplement, prospectus supplement and prospectus. Unless otherwise indicated or unless the context requires otherwise, all references in this pricing supplement to “we,” “us,” “our,” or similar references are to BofA Finance, and not to BAC (or any other affiliate of BofA Finance).

The above documents may be accessed at the following links:

•	Product supplement STOCK-1 dated November 30, 2016:

https://www.sec.gov/Archives/edgar/data/70858/000119312516780826/d304271d424b2.htm

•	Series A MTN prospectus supplement dated November 4, 2016 and prospectus dated November 4, 2016:

https://www.sec.gov/Archives/edgar/data/70858/000119312516760144/d266649d424b3.htm

Hypothetical Payments on the Notes

The examples below illustrate hypothetical payments on the notes on a $1,000 investment in the notes for a range of Observation Levels or Final Levels of the Underlying Stocks.

The examples are based on the monthly interest payments at the annual rate of 9.50% (assuming an interest payment of $7.917 per month for each $1,000 in principal amount), a hypothetical Initial Level of $100 for each Underlying Stock, and a hypothetical Barrier Level of $65 for each Underlying Stock (65% of each Underlying Stock’s respective hypothetical Initial Level). The actual Initial Level and Barrier Level of each Underlying Stock are set forth on PS-4. For recent historical prices of the Underlying Stocks, please see the section below, “The Underlying Stocks.”

The hypothetical payments and examples set forth below are for illustrative purposes only and may not be the actual payments applicable to the notes.

Example 1 — Notes are called on the second Observation Date

Date	Observation Level	Payments (per Note)
First Observation Date	LLY: $110 (at or above its Initial Level) MET: $120 (at or above its Initial Level) TSO: $90 (below its Initial Level)	$7.917 x 8 = $63.33 (interest payments prior to the second Observation Date)
Second Observation Date	LLY: $110 (at or above its Initial Level) MET: $120 (at or above its Initial Level) TSO: $130 (at or above its Initial Level)	$1,000.00 + $7.917 = $1,007.917 (Early Redemption Amount)
	Total Payment	$1,071.25 (a 7.125% return over the term of the notes)

In this example, even though the Observation Levels of LLY and MET are at or above their respective Initial Levels on the first Observation Date, because the Observation Level of TSO is below its Initial Level, the notes will not be automatically called on the first Observation Date.

Since the Observation Level of each Underlying Stock on the second Observation Date is greater than or equal to its Initial Level, the notes are automatically called on the second Early Redemption Date and we will pay on that date a total of $1,007.917 per note (the sum of the principal amount plus the applicable interest payment). When added to the interest payments of $63.33 per note received on each of the prior interest payment dates, we will have paid a total of $1,071.25 per note, a 7.125% return on the notes. You will not receive any further payments on the notes.

Example 2 — Notes are NOT called and the Final Level of each Underlying Stock is at or above its Barrier Level.

Date	Observation Level/ Final Level	Payments (per Note)
All Three Observation Dates	LLY: various (all below Initial Level) MET: various (all at or above Initial Level) TSO: various (all at or above Initial Level)	$7.917 x 14 = $110.83 (interest payments prior to the maturity date)
Calculation Day	LLY: $80 (at or above Barrier Level) MET: $70 (at or above Barrier Level) TSO: $85 (at or above Barrier Level)	$1,000 + $7.917 = $1,007.917 (Redemption Amount plus the final interest payment)
	Total Payment	$1,118.75 (an 11.875% return over the term of the notes)

This example illustrates that the notes will not be automatically called if the Observation Level of any Underlying Stock is below its Initial Level on each Observation Date. However, the interest payment of $7.917 per note will be paid on each interest payment date.

Since the notes are not called and the Final Level of each Underlying Stock is at or above its Barrier Level, at maturity, we will pay a total of $1,007.917 per note at maturity (the sum of the Redemption Amount plus the final interest payment). When added to the interest payments of $110.83 received on each of the prior interest payment dates, we will have paid a total of $1,118.75 per note, an 11.875% return on the notes over the term of the notes.

Example 3 — Notes are NOT called and the Final Level of one Underlying Stock is below its Barrier Level.

Date	Observation Level / Final Level	Payments (per Note)
All Three Observation Dates	LLY: various (all at or above Initial Level) MET: various (all below Initial Level) TSO: various (all at or above Initial Level)	$7.917 x 14 = $110.83 (interest payments prior to the maturity date)
Calculation Day	LLY: $85 (at or above Barrier Level) MET: $25 (below Barrier Level); representing an Underlying Return of -75.00%) TSO: $80 (at or above Barrier Level)	1,000 x [1+ ] + $7.917 = $257.92 (Redemption Amount plus the final interest payment)
	Total Payment	$368.75 (-63.125% return)

This example illustrates that that the notes will not be automatically called if the Observation Level of any Underlying Stock is below its Initial Level on each Observation Date. However, the interest payment of $7.917 per note will be paid on each interest payment date.

Since the notes are not called and the Final Level of MET is below its Barrier Level, at maturity, we will pay $257.92 (the final interest payment plus the product of the principal amount multiplied by the sum of one plus the Underlying Return of the Least Performing Stock). When added to the interest payments of $110.83 received on each of the prior interest payment dates, we will have paid a total of $368.75 per note, a -63.125% return over the term of the notes.

risk factors

Your investment in the notes entails significant risks, many of which differ from those of a conventional debt security. Your decision to purchase the notes should be made only after carefully considering the risks of an investment in the notes, including those discussed below, with your advisors in light of your particular circumstances. The notes are not an appropriate investment for you if you are not knowledgeable about significant elements of the notes or financial matters in general.

Your investment may result in a loss; there is no guaranteed return of principal. The notes are not principal protected. There is no fixed repayment amount of principal on the notes at maturity. If the notes are not called and the Final Level of any Underlying Stock is below its Barrier Level, the Redemption Amount will equal the principal amount multiplied by the sum of one plus the Underlying Return of the Least Performing Stock. In that case, the Redemption Amount will be less than 65% of the principal amount and could be zero. As a result, depending on the performance of the Underlying Stocks, you may lose all or a substantial portion of your principal.

Your return on the notes is limited to the return represented by the interest payments over the term of the notes. Your return on the notes is limited to the interest payments paid over the term of the notes, regardless of the extent to which the Final Level of any Underlying Stock exceeds its Barrier Level or Initial Level. Similarly, the Redemption Amount payable at maturity or the Early Redemption Amount payable upon an automatic call will never exceed the principal amount and the monthly interest payment, regardless of the extent to which the applicable Observation Level of any Underlying Stock exceeds its Initial Level or Barrier Level.

The notes are subject to a potential automatic early redemption, which would limit your ability to receive the interest payments over the full term of the notes. The notes are subject to a potential automatic early redemption. Prior to maturity, the notes will be automatically called on any Observation Date if the Observation Level of each Underlying Stock is greater than or equal to its Initial Level. If the notes are redeemed prior to the maturity date, you will be entitled to receive the Early Redemption Amount (which includes the final interest payment). In this case, you will lose the opportunity to continue to receive interest payments after the date of early redemption. If the notes are redeemed prior to the maturity date, you may be unable to invest in other securities with a similar level of risk that could provide a return that is similar to the notes.

Your return on the notes may be less than the yield on a conventional debt security of comparable maturity. Any return that you receive on the notes, which could be negative, may be less than the return you would earn if you purchased a conventional debt security with the same maturity date. As a result, your investment in the notes may not reflect the full opportunity cost to you when you consider factors, such as inflation, that affect the time value of money.

Your investment return is limited and may be less than a comparable investment directly in the Underlying Stocks. Your return on the notes is limited to the return represented by the interest payments over the term of the notes. In contrast, a direct investment in the Underlying Stocks would allow you to receive the benefit of any appreciation in their value. Thus, any return on the notes will not reflect the return you would realize if you actually owned the Underlying Stocks and received the dividends paid or distributions made on them.

Payments on the notes are subject to our credit risk and the credit risk of the Guarantor, and actual or perceived changes in our or the Guarantor’s creditworthiness are expected to affect the value of the notes. The notes are our senior unsecured debt securities, the payment on which will be fully and unconditionally guaranteed by the Guarantor. The notes are not guaranteed by any entity other than the Guarantor. As a result, your receipt of all payments on the notes will be dependent upon our ability and the ability of the Guarantor to repay our obligations under the notes on the applicable payment dates, regardless of how each Underlying Stock performs. No assurance can be given as to what our financial condition or the financial condition of the Guarantor will be at any time during the term of the notes. If we and the Guarantor become unable to meet our respective financial obligations as they become due, you may not receive the amounts payable under the terms of the notes.

In addition, our credit ratings and the credit ratings of the Guarantor are assessments by ratings agencies of our respective abilities to pay our obligations. Consequently, our or the Guarantor’s perceived creditworthiness and actual or anticipated decreases in our or the Guarantor’s credit ratings or increases in the spread between the yield on our respective securities and the yield on U.S. Treasury securities (the “credit spread”) prior to the maturity date may adversely affect the market value of the notes. However, because your return on the notes depends upon factors in addition to our ability and the ability of the Guarantor to pay our respective obligations, such as the prices of the Underlying Stocks, an improvement in our or the Guarantor’s credit ratings will not reduce the other investment risks related to the notes.

We are a finance subsidiary and, as such, will have limited assets and operations. We are a finance subsidiary of BAC and will have no assets, operations or revenues other than those related to the issuance, administration and repayment of our debt securities that are guaranteed by BAC. As a finance subsidiary, to meet our obligations under the notes, we are dependent upon payment or contribution of funds and/or repayment of outstanding loans from BAC and/or its other subsidiaries. Therefore, our ability to make payments on the notes may be limited. In addition, we will have no independent assets available for distributions to holders of the notes if they make claims in respect of the notes in a bankruptcy, resolution or similar proceeding. Accordingly, any recoveries by such holders may be limited to those available under the related guarantee by BAC, and that guarantee will rank equally with all other unsecured senior obligations of BAC.

The public offering price you pay for the notes exceeds the initial estimated value. The initial estimated value of the notes that is provided in this pricing supplement is an estimate only, determined as of the pricing date by reference to our and our affiliates’ pricing models. These pricing models consider certain assumptions and variables, including our credit spreads and those of the Guarantor, the Guarantor’s internal funding rate, mid-market terms on hedging transactions, expectations on interest rates, dividends and volatility, price-sensitivity analysis, and the expected term of the notes. These pricing models rely in part on certain forecasts about future events, which may prove to be incorrect.

The initial estimated value does not represent a minimum or maximum price at which we, the Guarantor, MLPF&S or any of our other affiliates would be willing to purchase your notes in any secondary market (if any exists) at any time. The value of your notes at any time after the date of this pricing supplement will vary based on many factors that cannot be predicted with accuracy, including our and the Guarantor’s creditworthiness and changes in market conditions.

If you attempt to sell the notes prior to maturity, their market value may be lower than the price you paid for them and lower than their initial estimated value. This is due to, among other things, changes in the prices of the Underlying Stocks, the Guarantor’s internal funding rate, and the inclusion in the public offering price of the hedging related charges, all as further described in “Structuring the Notes” below. These factors, together with various credit, market and economic factors over the term of the notes, are expected to reduce the price at which you may be able to sell the notes in any secondary market and will affect the value of the notes in complex and unpredictable ways.

We cannot assure you that a trading market for your notes will ever develop or be maintained. We will not list the notes on any securities exchange. We cannot predict how the notes will trade in any secondary market or whether that market will be liquid or illiquid.

The development of a trading market for the notes will depend on the Guarantor’s financial performance and other factors, including changes in the prices of the Underlying Stocks. The number of potential buyers of your notes in any secondary market may be limited. We anticipate that the selling agent will act as a market-maker for the notes, but none of us, the Guarantor or any selling agent is required to do so. There is no assurance that any party will be willing to purchase your notes at any price in any secondary market. The selling agent may discontinue its market-making activities as to the notes at any time. To the extent that the selling agent engages in any market-making activities, it may bid for or offer the notes. Any price at which the selling agent may bid for, offer, purchase, or sell any notes may differ from the values determined by pricing models that it may use, whether as a result of dealer discounts, mark-ups, or other transaction costs. These bids, offers, or completed transactions may affect the prices, if any, at which the notes might otherwise trade in the market.

In addition, if at any time the selling agent were to cease acting as a market-maker as to the notes, it is likely that there would be significantly less liquidity in the secondary market. In such a case, the price at which the notes could be sold likely would be lower than if an active market existed.

The payments on the notes will not reflect changes in the prices of the Underlying Stocks other than on the Observation Dates. Changes in the prices of the Underlying Stocks during the term of the notes other than on the Observation Dates will not affect the amount of payments on the notes or whether the notes will be called. The calculation agent will determine whether the notes will be called, and calculate the Redemption Amount, by comparing only the Initial Level or the Barrier Level to the Observation Level or the Final Level for each Underlying Stock. No other prices of the Underlying Stocks will be taken into account. As a result, if the notes are not called prior to maturity, you will receive less than the principal amount at maturity even if the price of each Underlying Stock has increased at certain times during the term of the notes before decreasing to a value that is less than its Barrier Level as of the Calculation Day.

Because the notes are linked to the least performing (and not the average performance) of the three Underlying Stocks, you may lose some or all of your principal amount even if each Observation Level of one or more Underlying Stocks is greater than or equal to its Barrier Level. Your notes are linked to three Underlying Stocks, and a change in the price of one Underlying Stock may not correlate with changes in the price of the other Underlying Stocks. Even if the Final Level of one or more Underlying Stocks is at or above its Barrier Level, you will lose at least 35% of your principal if the Final Level of one Underlying Stock is below its Barrier Level.

Trading and hedging activities by us, the Guarantor and any of our other affiliates may affect your return on the notes and their market value. We, the Guarantor and our other affiliates, including the selling agents, may buy or sell shares of the Underlying Stocks, or futures or options contracts on those securities, or other listed or over-the-counter derivative instruments linked to the Underlying Stocks. We, the Guarantor and any of our other affiliates, including the selling agents, may execute such purchases or sales for our own or their own accounts, for business reasons, or in connection with hedging our obligations under the notes. These transactions could affect the value of the Underlying Stocks in a manner that could be adverse to your investment in the notes. On or before the pricing date, any purchases or sales by us, the Guarantor or our other affiliates, including the selling agents or others on their behalf (including for the purpose of hedging anticipated exposures), may affect the value of the Underlying Stocks. Consequently, the values of the Underlying Stocks may change subsequent to the pricing date, adversely affecting the market value of the notes.

We, the Guarantor or one or more of our other affiliates, including the selling agents, may also engage in hedging activities that could affect the value of the Underlying Stocks on the pricing date. In addition, these activities may decrease the market value of your notes prior to maturity, and may affect the amounts to be paid on the notes. We, the Guarantor or one or more of our other affiliates, including the selling agents, may purchase or otherwise acquire a long or short position in the notes and may hold or resell the notes. For example, the selling agents may enter into these transactions in connection with any market making activities in which they engage. We cannot assure you that these activities will not adversely affect the value of the Underlying Stocks, the market value of your notes prior to maturity or the amounts payable on the notes.

Our trading, hedging and other business activities may create conflicts of interest with you. We, the Guarantor or one or more of our other affiliates, including the selling agents, may engage in trading activities related to the Underlying Stocks that are not for your account or on your behalf. We, the Guarantor or one or more of our other affiliates, including the selling agents, also may issue or underwrite other financial instruments with returns based upon the Underlying Stocks. These trading and other business activities may present a conflict of interest between your interest in the notes and the interests we, the Guarantor and our other affiliates, including the selling agents, may have in our proprietary accounts, in facilitating transactions, including block trades, for our or their other customers, and in accounts under our or their management. These trading and other business activities, if they influence the value of the Underlying Stocks or secondary trading in your notes, could be adverse to your interests as a beneficial owner of the notes.

We expect to enter into arrangements or adjust or close out existing transactions to hedge our obligations under the notes. We, the Guarantor or our other affiliates also may enter into hedging transactions relating to other notes or instruments, some of which may have returns calculated in a manner related to that of the notes offered hereby. We may enter into such hedging arrangements with one of our affiliates. Our affiliates may enter into additional hedging transactions with other parties relating to the notes and the Underlying Stocks. This hedging activity is expected to result in a profit to those engaging in the hedging activity, which could be more or less than initially expected, or the hedging activity could also result in a loss. We and our affiliates will price these hedging transactions with the intent to realize a profit, regardless of whether the value of the notes increases or decreases. Any profit in connection with such hedging activities will be in addition to any other compensation that we, the Guarantor and our other affiliates, including the selling agents, receive for the sale of the notes, which creates an additional incentive to sell the notes to you.

There may be potential conflicts of interest involving the calculation agent, which is an affiliate of ours. We have the right to appoint and remove the calculation agent. One of our affiliates will be the calculation agent for the notes and, as such, will make a variety of determinations relating to the notes. Under some circumstances, these duties could result in a conflict of interest between its status as our affiliate and its responsibilities as calculation agent. These conflicts could occur, for instance, in connection with the calculation agent’s determination as to whether a Market Disruption Event (as defined below) has occurred, or in connection with judgments that it would be required to make if certain corporate events occur as to an Underlying Stock. The calculation agent will be required to carry out its duties in good faith and use its reasonable judgment. However, because we expect that the Guarantor will control the calculation agent, potential conflicts of interest could arise.

The U.S. federal income tax consequences of an investment in the notes are uncertain, and may be adverse to a holder of the notes. No statutory, judicial, or administrative authority directly addresses the characterization of the notes or securities similar to the notes for U.S. federal income tax purposes. As a result, significant aspects of the U.S. federal income tax consequences of an investment in the notes are not certain. Under the terms of the notes, you will have agreed with us to treat the notes as income-bearing single financial contracts, as described under “U.S. Federal Income Tax Summary—General.” If the Internal Revenue Service (the “IRS”) were successful in asserting an alternative characterization for the notes, the timing and character of income, gain or loss with respect to the notes may differ. No ruling will be requested from the IRS with respect to the notes and no assurance can be given that the IRS will agree with the statements made in the section entitled “U.S. Federal Income Tax Summary.”

You are urged to consult with your own tax advisor regarding all aspects of the U.S. federal income tax consequences of investing in the notes.

*    *    *

Investors in the notes should review the additional risk factors set forth beginning on page PS-5 of the product supplement prior to making an investment decision.

DESCRIPTION OF THE NOTES

General

The notes will be part of a series of medium-term notes entitled “Medium-Term Notes, Series A” issued under the Senior Indenture, as amended and supplemented from time to time, among us, the Guarantor and The Bank of New York Mellon Trust Company N.A., as trustee. The Senior Indenture is more fully described in the prospectus supplement and prospectus. The following description of the notes supplements the description of the general terms and provisions of the notes and debt securities set forth under the headings “Description of the Notes” in the prospectus supplement and “Description of Debt Securities” in the prospectus. These documents should be read in connection with this pricing supplement.

Our payment obligations on the notes are fully and unconditionally guaranteed by the Guarantor. The notes will rank equally with all of our other unsecured senior debt from time to time outstanding. The guarantee of the notes will rank equally with all other unsecured senior obligations of the Guarantor. All payments due on the notes, including any repayment of principal, are subject to our credit risk, as issuer, and the credit risk of BAC, as guarantor.

The notes will be issued in denominations of $1,000 and whole multiples of $1,000. You may transfer the notes only in whole multiples of $1,000.

Prior to maturity, the notes are not repayable at your option. The notes may be automatically called prior to maturity as described under “—Automatic Early Redemption.”

If any payment on the notes is due on a day that is not a business day, the payment will be postponed to the next business day, and no additional interest will be payable as a result of that postponement.

Interest Payments

We will pay interest on the notes at the rate of 9.50% per annum if the notes have not been redeemed. Interest will be calculated on a 30/360 basis.

Interest will be paid on the interest payment dates set forth on PS-3.

For so long as the notes are held in book-entry only form, we will pay the interest payments to the persons in whose names the notes are registered at the close of business one business day prior to each interest payment date. If the notes are not held in book-entry only form, the record dates will be the fifteenth day of the month prior to the applicable interest payment date.

Notwithstanding the foregoing, the Redemption Amount, including the final interest payment will be paid to the persons in whose names the notes are registered on the maturity date.

Automatic Early Redemption

The notes will be automatically called in whole, but not in part, prior to maturity if the Observation Level of each Underlying Stock on any Observation Date is greater than or equal to its Initial Level. The Early Redemption Dates on which the notes may be automatically redeemed are November 22, 2017, February 22, 2018 and May 22, 2018. Upon an early redemption, you will receive the Early Redemption Amount on the interest payment date next following the Observation Date. You will not receive any additional payments on the notes after the early redemption date.

The “Early Redemption Amount” will be the principal amount of your notes, plus the monthly interest payment.

Redemption Amount

If your notes are not automatically called prior to maturity, then at maturity, subject to our credit risk as issuer of the notes and the credit risk of the Guarantor as guarantor of the notes, you will receive the Redemption Amount per note that you hold, denominated in U.S. dollars. The Redemption Amount will be calculated as follows:

•	If the Final Level of each Underlying Stock is greater than or equal to its Barrier Level, the Redemption Amount will equal the principal amount.
•	If the Final Level of any Underlying Stock is less than its Barrier Level, the Redemption Amount will equal the product of (a) the principal amount multiplied by (b) the sum of one plus the Underlying Return of the Least Performing Stock. In this case, the Redemption Amount will be less than 65% of the principal amount of the notes and could be zero.

In each case, you will also receive the final payment of interest on the notes.

The “Least Performing Stock” will be the Underlying Stock that has the lowest Underlying Return.

The “Underlying Return” for each Stock will be equal to.

Determining the Initial Level, the Observation Level and the Final Level of Each Underlying Stock

The “Initial Level” for each Underlying Stock is set forth on page PS-4 above.

The “Observation Level” for each Underlying Stock will be its Closing Market Price on the applicable Observation Date, multiplied by its Price Multiplier as of that day.

The “Final Level” for each Underlying Stock will be its Observation Level on the Calculation Day, multiplied by its Price Multiplier as of that day.

The “Price Multiplier” with respect to each Underlying Stock will be 1, subject to adjustment for certain corporate events relating to that Underlying Stock described in the product supplement under “Description of the Notes—Anti-Dilution Adjustments.”

The Observation Dates are subject to postponement as set forth in the product supplement, in the section “Description of the Notes—Certain Terms of the Notes—Events Relating to Observation Dates.”

Events of Default and Acceleration

If an Event of Default, as defined in the Senior Indenture and in the section entitled “Events of Default and Rights of Acceleration” beginning on page 35 of the accompanying prospectus, with respect to the notes occurs and is continuing, the amount payable to a holder of the notes upon any acceleration permitted under the Senior Indenture will be equal to the amount described under the caption “—Redemption Amount,” calculated as though the date of acceleration were the maturity date of the notes and as though the Calculation Day were the fifth trading day prior to the date of acceleration, together with accrued and unpaid interest. Any such final interest payment may be prorated by the calculation agent to reflect the length of the final interest payment period. In case of a default in the payment of the notes, whether at their maturity or upon acceleration, the notes will not bear a default interest rate.

THE UNDERLYING STOCKS

We have derived the following information from publicly available documents. None of us, the Guarantor, MLPF&S or any of our other affiliates has independently verified the accuracy or completeness of the following information.

Because each Underlying Stock is registered under the Securities Exchange Act of 1934, the company issuing each Underlying Stock (each, an “Underlying Company” and, together, the “Underlying Companies”) is required to file periodically certain financial and other information specified by the SEC. Information provided to or filed with the SEC by the Underlying Companies can be located at the Public Reference Section of the SEC, 100 F Street, N.E., Room 1580, Washington, D.C. 20549 or through the SEC’s web site at http://www.sec.gov by reference to the applicable CIK number set forth below.

This document relates only to the notes and does not relate to any Underlying Stock or to any other securities of the Underlying Companies. None of us, the Guarantor, MLPF&S or any of our other affiliates has participated or will participate in the preparation of the Underlying Companies’ publicly available documents. None of us, the Guarantor, MLPF&S or any of our other affiliates has made any due diligence inquiry with respect to the Underlying Companies in connection with the offering of the notes. None of us, the Guarantor, MLPF&S or any of our other affiliates makes any representation that the publicly available documents or any other publicly available information regarding the Underlying Companies are accurate or complete. Furthermore, there can be no assurance that all events occurring prior to the date of this document, including events that would affect the accuracy or completeness of these publicly available documents that would affect the trading price of the Underlying Stocks, have been or will be publicly disclosed. Subsequent disclosure of any events or the disclosure or failure to disclose material future events concerning an Underlying Company could affect the value of the applicable Underlying Stock and therefore could affect your return on the notes. The selection of the Underlying Stocks is not a recommendation to buy or sell the Underlying Stocks.

Eli Lilly and Company

Eli Lilly and Company discovers, develops, manufactures and sells pharmaceutical products for humans and animals. Its products include neuroscience, endocrine, anti-infectives, cardiovascular agents, oncology and animal health products. This Underlying Stock trades on the New York Stock Exchange (the “NYSE”) under the symbol “LLY.” The company’s CIK number is 59478.

The following graph sets forth the daily historical performance of LLY in the period from January 2008 through the pricing date. This historical data on LLY is not necessarily indicative of its future performance or what the value of the notes may be. Any historical upward or downward trend in the value of LLY during any period set forth below is not an indication that the value of LLY is more or less likely to increase or decrease at any time over the term of the notes. The horizontal line in the graph represents the Barrier Level of $50.79, which is 65% of the Initial Level of $78.14 (rounded to two decimal places).

Before investing in the notes, you should consult publicly available sources for the value and trading pattern of LLY.

MetLife, Inc.

MetLife, Inc. provides individual insurance, employee benefits and financial services with operations throughout the United States and the regions of Latin America, Europe and Asia Pacific. The company's products include life insurance, annuities, automobile and homeowners insurance, retail banking and other financial services for individuals as well as group insurance. This Underlying Stock trades on the NYSE under the symbol “MET.” The company’s CIK number is 1099219.

The following graph sets forth the daily historical performance of MET in the period from January 2008 through the pricing date. This historical data on MET is not necessarily indicative of its future performance or what the value of the notes may be. Any historical upward or downward trend in the value of MET during any period set forth below is not an indication that the value of MET is more or less likely to increase or decrease at any time over the term of the notes. The horizontal line in the graph represents the Barrier Level of $32.47, which is 65% of the Initial Level of $49.96 (rounded to two decimal places).

Before investing in the notes, you should consult publicly available sources for the value and trading pattern of MET.

Tesoro Corporation

Tesoro Corporation refines and markets petroleum products and provides transporting services. The company operates refineries, as well as a network of retail and refueling stations in the western United States. The company also markets gasoline and diesel fuel to independent marketers and commercial end users. This Underlying Stock trades on the NYSE under the symbol “TSO.” The company’s CIK number is 50104.

The following graph sets forth the daily historical performance of TSO in the period from January 2008 through the pricing date. This historical data on TSO is not necessarily indicative of its future performance or what the value of the notes may be. Any historical upward or downward trend in the value of TSO during any period set forth below is not an indication that the value of TSO is more or less likely to increase or decrease at any time over the term of the notes. The horizontal line in the graph represents the Barrier Level of $53.20, which is 65% of the Initial Level of $81.84 (rounded to two decimal places).

Before investing in the notes, you should consult publicly available sources for the value and trading pattern of TSO.

Supplement to the Plan of Distribution; Role of MLPF&S

and Conflicts of Interest

MLPF&S, a broker-dealer affiliate of ours, is a member of the Financial Industry Regulatory Authority, Inc. (“FINRA”) and will participate as selling agent in the distribution of the notes. Accordingly, the offering of the notes will conform to the requirements of FINRA Rule 5121. MLPF&S may not make sales in this offering to any of its discretionary accounts without the prior written approval of the account holder.

MLPF&S and any of our other broker-dealer affiliates, may use this pricing supplement, and the accompanying product supplement, prospectus supplement and prospectus for offers and sales in secondary market transactions and market-making transactions in the notes. However, they are not obligated to engage in such secondary market transactions and/or market-making transactions. The selling agent may act as principal or agent in these transactions, and any such sales will be made at prices related to prevailing market conditions at the time of the sale.

At MLPF&S’s discretion, for a short, undetermined initial period after the issuance of the notes, MLPF&S may offer to buy the notes in the secondary market at a price that may exceed the initial estimated value of the notes. Any price offered by MLPF&S for the notes will be based on then-prevailing market conditions and other considerations, including the performance of the Underlying Stocks and the remaining term of the notes. However, none of us, the Guarantor, MLPF&S or any of our other affiliates is obligated to purchase your notes at any price or at any time, and we cannot assure you that any party will purchase your notes at a price that equals or exceeds the initial estimated value of the notes.

Any price that MLPF&S may pay to repurchase the notes will depend upon then prevailing market conditions, the creditworthiness of us and the Guarantor, and transaction costs. At certain times, this price may be higher than or lower than the initial estimated value of the notes.

STRUCTURING THE NOTES

The notes are our debt securities, the return on which is linked to the performance of the Underlying Stocks. The related guarantees are BAC’s obligations. As is the case for all of our and BAC’s respective debt securities, including our market-linked notes, the economic terms of the notes reflect our and BAC’s actual or perceived creditworthiness at the time of pricing. In addition, because market-linked notes result in increased operational, funding and liability management costs to us and BAC, BAC typically borrows the funds under these types of notes at a rate, which we refer to in this document as BAC’s internal funding rate, that is more favorable to BAC than the rate that it might pay for a conventional fixed or floating rate debt security. This generally relatively lower internal funding rate, which is reflected in the economic terms of the notes, along with the fees and charges associated with market-linked notes, resulted in the initial estimated value of the notes on the pricing date being less than their public offering price.

In order to meet our payment obligations on the notes, at the time we issue the notes, we may choose to enter into certain hedging arrangements (which may include call options, put options or other derivatives) with MLPF&S or one of our other affiliates. The terms of these hedging arrangements are determined based upon terms provided by MLP&S and its affiliates, and take into account a number of factors, including our and BAC’s creditworthiness, interest rate movements, the volatility of the Underlying Stocks, the tenor of the notes and the hedging arrangements. The economic terms of the notes and their initial estimated value depend in part on the terms of these hedging arrangements.

MLPF&S has advised us that the hedging arrangements will include hedging related charges, reflecting the costs associated with, and our affiliates’ profit earned from, these hedging arrangements. Since hedging entails risk and may be influenced by unpredictable market forces, actual profits or losses from these hedging transactions may be more or less than any expected amounts.

For further information, see “Risk Factors” beginning on page PS-9 above and “Supplemental Use of Proceeds” on page 16 of product supplement STOCK-1.

U.S. FEDERAL INCOME TAX SUMMARY

The following summary of the material U.S. federal income tax considerations of the acquisition, ownership, and disposition of the notes supplements, and to the extent inconsistent supersedes, the discussions under “U.S. Federal Income Tax Considerations” in the accompanying prospectus and under “U.S. Federal Income Tax Considerations” in the accompanying prospectus supplement and is not exhaustive of all possible tax considerations. This summary is based upon the Internal Revenue Code of 1986, as amended (the “Code”), regulations promulgated under the Code by the U.S. Treasury Department (“Treasury”) (including proposed and temporary regulations), rulings, current administrative interpretations and official pronouncements of the IRS, and judicial decisions, all as currently in effect and all of which are subject to differing interpretations or to change, possibly with retroactive effect. No assurance can be given that the IRS would not assert, or that a court would not sustain, a position contrary to any of the tax consequences described below. This summary does not include any description of the tax laws of any state or local governments, or of any foreign government, that may be applicable to a particular holder.

Although the notes are issued by us, they will be treated as if they were issued by Bank of America Corporation for U.S. federal income tax purposes. Accordingly throughout this tax discussion, references to “we,” “our” or “us” are generally to Bank of America Corporation unless the context requires otherwise.

This summary is directed solely to U.S. Holders and Non-U.S. Holders that, except as otherwise specifically noted, will purchase the notes upon original issuance and will hold the notes as capital assets within the meaning of Section 1221 of the Code, which generally means property held for investment and that are not excluded from the discussion under “U.S. Federal Income Tax Considerations” in the accompanying prospectus.

You should consult your own tax advisor concerning the U.S. federal income tax consequences to you of acquiring, owning, and disposing of the notes, as well as any tax consequences arising under the laws of any state, local, foreign, or other tax jurisdiction and the possible effects of changes in U.S. federal or other tax laws.

General

Although there is no statutory, judicial, or administrative authority directly addressing the characterization of the notes, we intend to treat the notes for all tax purposes as income-bearing single financial contracts linked to the Underlying Stocks and under the terms of the notes, we and every investor in the notes agree, in the absence of an administrative determination or judicial ruling to the contrary, to treat the notes in accordance with such characterization. In the opinion of our counsel Morrison & Foerster LLP, it is reasonable to treat the notes as income-bearing single financial contracts linked to the Underlying Stocks. However, Morrison & Foerster LLP has advised us that it is unable to conclude that it is more likely than not that this treatment will be upheld. This discussion assumes that the notes constitute income-bearing single financial contracts linked to the Underlying Stocks for U.S. federal income tax purposes. If the notes do not constitute income-bearing single financial contracts, the tax consequences described below would be materially different.

This characterization of the notes is not binding on the IRS or the courts. No statutory, judicial, or administrative authority directly addresses the characterization of the notes or any similar instruments for U.S. federal income tax purposes, and no ruling is being requested from the IRS with respect to their proper characterization and treatment. Due to the absence of authorities on point, significant aspects of the U.S. federal income tax consequences of an investment in the notes are not certain, and no assurance can be given that the IRS or any court will agree with the characterization and tax treatment described in this pricing supplement. Accordingly, you are urged to consult your tax advisor regarding all aspects of the U.S. federal income tax consequences of an investment in the notes, including possible alternative characterizations.

Unless otherwise stated, the following discussion is based on the characterization described above. The discussion in this section assumes that there is a significant possibility of a significant loss of principal on an investment in the notes.

We will not attempt to ascertain whether the issuer of any of the Underlying Stocks would be treated as a “passive foreign investment company” (“PFIC”), within the meaning of Section 1297 of the Code or a United States real property holding corporation, within the meaning of Section 897(c) of the Code. If the issuer of any Underlying Stock were so treated, certain adverse U.S. federal income tax consequences could possibly apply to a holder of the notes. You should refer to information filed with the SEC by the issuers of the Underlying Stocks and consult your tax advisor regarding the possible consequences to you, if any, if the issuer of any Underlying Stock is or becomes a PFIC or is or becomes a United States real property holding corporation.

U.S. Holders

Although the U.S. federal income tax treatment of the stated periodic interest payments on the notes is uncertain, we intend to take the position, and the following discussion assumes, that the stated periodic interest payments constitute taxable ordinary income to a U.S. Holder at the time received or accrued in accordance with the U.S. Holder’s regular method of accounting. By purchasing the notes you agree, in the absence of an administrative determination or judicial ruling to the contrary, to treat the stated periodic interest payments as described in the preceding sentence.

Upon receipt of a cash payment at maturity or upon a sale, exchange or redemption of the notes prior to maturity, a U.S. Holder generally will recognize capital gain or loss equal to the difference between the amount realized (other than amounts representing accrued stated periodic interest, which would be taxed as described above) and the U.S. Holder’s tax basis in the notes. A U.S. Holder’s tax basis in the notes will equal the amount paid by that holder to acquire them. This capital gain or loss generally will be long-term capital gain or loss if the U.S. Holder held the notes for more than one year. The deductibility of capital losses is subject to limitations.

Alternative Tax Treatments. Due to the absence of authorities that directly address the proper tax treatment of the notes, prospective investors are urged to consult their tax advisors regarding all possible alternative tax treatments of an investment in the notes. In particular, the IRS could seek to subject the notes to the Treasury regulations governing contingent payment debt instruments. If the IRS were successful in that regard, the timing and character of income on the notes would be affected significantly. Among other things, a U.S. Holder would be required to accrue original issue discount every year at a “comparable yield” determined at the time of issuance. In addition, any gain realized by a U.S. Holder at maturity, or upon a sale, exchange, or redemption of the notes generally would be treated as ordinary income, and any loss realized at maturity would be treated as ordinary loss to the extent of the U.S. Holder’s prior accruals of original issue discount, and as capital loss thereafter.

In addition, it is possible that the notes could be treated as a unit consisting of a deposit and a put option written by the note holder, in which case the timing and character of income on the notes would be affected significantly.

The IRS released Notice 2008-2 (“Notice”), which sought comments from the public on the taxation of financial instruments currently taxed as “prepaid forward contracts.” The scope of the Notice may extend to instruments similar to the notes. According to the Notice, the IRS and Treasury are considering whether a holder of such instruments should be required to accrue ordinary income on a current basis, regardless of whether any payments are made prior to maturity. It is not possible to determine what guidance the IRS and Treasury will ultimately issue, if any. Any such future guidance may affect the amount, timing and character of income, gain, or loss in respect of the notes, possibly with retroactive effect.

The IRS and Treasury are also considering additional issues, including whether additional gain or loss from such instruments should be treated as ordinary or capital, whether foreign holders of such instruments should be subject to withholding tax on any deemed income accruals, whether Section 1260 of the Code, concerning certain “constructive ownership transactions,” generally applies or should generally apply to such instruments, and whether any of these determinations depend on the nature of the underlying asset.

In addition, proposed Treasury regulations require the accrual of income on a current basis for contingent payments made under certain notional principal contracts. The preamble to the regulations states that the “wait and see” method of accounting does not properly reflect the economic accrual of income on those contracts, and requires current accrual of income for some contracts already in existence. While the proposed regulations do not apply to prepaid forward contracts, the preamble to the proposed regulations expresses the view that similar timing issues exist in the case of prepaid forward contracts. If the IRS or Treasury publishes future guidance requiring current economic accrual for contingent payments on prepaid forward contracts, it is possible that you could be required to accrue income over the term of the notes.

Because of the absence of authority regarding the appropriate tax characterization of the notes, it is also possible that the IRS could seek to characterize the notes in a manner that results in tax consequences that are different from those described above. For example, the IRS could possibly assert that any gain or loss that a holder may recognize at maturity or upon sale, exchange or redemption of the notes should be treated as ordinary gain or loss.

It is possible that the IRS could assert that a U.S. Holder’s holding period in respect of the notes should end on the applicable Observation Date, even though such holder will not receive any amounts in respect of the notes prior to the redemption or maturity of the notes. In such case, if the applicable Observation Date is not in excess of one year from the original issue date, a U.S. Holder may be treated as having a holding period in respect of the notes equal to one year or less, in which case any gain or loss such holder recognizes at such time would be treated as short-term capital gain or loss.

Non-U.S. Holders

Because the U.S. federal income tax treatment of the notes (including the periodic stated interest payments) is uncertain, we will withhold U.S. federal income tax at a 30% rate (or at a lower rate under an applicable income tax treaty) on the entire amount of stated periodic interest payments made unless such payments are effectively connected with the conduct by the Non-U.S. Holder of a trade or business in the U.S. (in which case, to avoid withholding, the Non-U.S. Holder will be required to provide a Form W-8ECI). We will not pay any additional amounts in respect of such withholding. To claim benefits under an income tax treaty, a Non-U.S. Holder must obtain a taxpayer identification number and certify as to its eligibility under the appropriate treaty’s limitations on benefits article, if applicable. In addition, special rules may apply to claims for treaty benefits made by Non-U.S. Holders that are entities rather than individuals. The availability of a lower rate of withholding under an applicable income tax treaty will depend on whether such rate applies to the characterization of the payments under U.S. federal income tax laws. A Non-U.S. Holder that is eligible for a reduced rate of U.S. federal withholding tax pursuant to an income tax treaty may obtain a refund of any excess amounts withheld by filing an appropriate claim for refund with the IRS.

A Non-U.S. Holder will generally not be subject to U.S. federal income or withholding tax on any gain (not including, for the avoidance of doubt, any amounts representing accrued stated periodic interest which would be subject to the rules discussed in the previous paragraph) from the sale, exchange or redemption of the notes or their settlement at maturity, provided that the Non-U.S. Holder complies with applicable certification requirements and that the payment is not effectively connected with the conduct by the Non-U.S. Holder of a U.S. trade or business. Notwithstanding the foregoing, gain from the sale, exchange or redemption of the notes or their settlement at maturity may be subject to U.S. federal income tax if that Non-U.S. Holder is a non-resident alien individual and is present in the U.S. for 183 days or more during the taxable year of the sale, exchange, or redemption and certain other conditions are satisfied.

If a Non-U.S. Holder of the notes is engaged in the conduct of a trade or business within the U.S. and if any periodic stated interest payments and gain realized on the sale, exchange, redemption, or settlement of the notes, is effectively connected with the conduct of such trade or business (and, if certain tax treaties apply, is attributable to a permanent establishment maintained by the Non-U.S. Holder in the U.S.), the Non-U.S. Holder, although exempt from U.S. federal withholding tax, generally will be subject to U.S. federal income tax on such periodic stated interest payments and gain on a net income basis in the same manner as if it were a U.S. Holder. Such Non-U.S. Holders should read the material under the heading “—U.S. Holders,” for a description of the U.S. federal income tax consequences of acquiring, owning, and disposing of the notes. In addition, if such Non-U.S. Holder is a foreign corporation, it may also be subject to a branch profits tax equal to 30% (or such lower rate provided by any applicable tax treaty) of a portion of its earnings and profits for the taxable year that are effectively connected with its conduct of a trade or business in the U.S., subject to certain adjustments.

A “dividend equivalent” payment is treated as a dividend from sources within the United States and such payments generally would be subject to a 30% U.S. withholding tax if paid to a Non-U.S. Holder. Under U.S. Treasury Department regulations, payments (including deemed payments) with respect to equity-linked instruments (“ELIs”) that are “specified ELIs” may be treated as dividend equivalents if such specified ELIs reference an interest in an “underlying security,” which is generally any interest in an entity taxable as a corporation for U.S. federal income tax purposes if a payment with respect to such interest could give rise to a U.S. source dividend. However, U.S. Treasury Department regulations provide that withholding on dividend equivalent payments will not apply to specified ELIs that are not delta-one instruments and that are issued before January 1, 2018. Based on our determination that the notes are not delta one instruments, Non-U.S. Holders should not be subject to withholding on dividend equivalent payments, if any, under the notes. However, it is possible that the notes could be treated as deemed reissued for U.S. federal income tax purposes upon the occurrence of certain events affecting the Underlying Stocks or the notes, and following such occurrence the notes could be treated as subject to withholding on dividend equivalent payments. Non-U.S. Holders that enter, or have entered, into other transactions in respect of the Underlying Stocks or the notes should consult their tax advisors as to the application of the dividend equivalent withholding tax in the context of the notes and their other transactions. If any payments are treated as dividend equivalents subject to withholding, we (or the applicable paying agent) would be entitled to withhold taxes without being required to pay any additional amounts with respect to amounts so withheld.

As discussed above, alternative characterizations of the notes for U.S. federal income tax purposes are possible. Should an alternative characterization, by reason of change or clarification of the law, by regulation or otherwise, cause payments as to the notes to become subject to withholding tax in addition to the withholding tax described above, tax will be withheld at the applicable statutory rate. Non-U.S. Holders should consult their own tax advisors regarding the tax consequences of such alternative characterizations.

U.S. Federal Estate Tax. Under current law, while the matter is not entirely clear, individual Non-U.S. Holders, and entities whose property is potentially includible in those individuals’ gross estates for U.S. federal estate tax purposes (for example, a trust funded by such an individual and with respect to which the individual has retained certain interests or powers), should note that, absent an applicable treaty benefit, a note is likely to be treated as U.S. situs property, subject to U.S. federal estate tax. These individuals and entities should consult their own tax advisors regarding the U.S. federal estate tax consequences of investing in a note.

Backup Withholding and Information Reporting

Please see the discussion under “U.S. Federal Income Tax Considerations — Taxation of Debt Securities — Backup Withholding and Information Reporting” in the accompanying prospectus for a description of the applicability of the backup withholding and information reporting rules to payments made on the notes.

VALIDITY OF THE NOTES

In the opinion of McGuireWoods LLP, as counsel to BofA Finance and BAC, when the trustee has made an appropriate entry on Schedule 1 to the Master Registered Global Note dated November 4, 2016 that represents the notes (the “Master Note”) identifying the notes offered hereby as supplemental obligations thereunder in accordance with the instructions of BofA Finance, and the notes have been delivered against payment therefor as contemplated in this pricing supplement and the related prospectus, prospectus supplement and product supplement, all in accordance with the provisions of the indenture governing the notes and the related guarantee, such notes will be legal, valid and binding obligations of BofA Finance, and the related guarantee will be the legal, valid and binding obligations of BAC, subject, in each case, to the effects of applicable bankruptcy, insolvency (including laws relating to preferences, fraudulent transfers and equitable subordination), reorganization, moratorium and other similar laws affecting creditors’ rights generally, and to general principles of equity.  This opinion is given as of the date of this pricing supplement and is limited to the laws of the State of New York and the Delaware Limited Liability Company Act and the Delaware General Corporation Law (including the statutory provisions, all applicable provisions of the Delaware Constitution and reported judicial decisions interpreting the foregoing) as in effect on the date hereof.  In addition, this opinion is subject to customary assumptions about the trustee’s authorization, execution and delivery of the indenture governing the notes and due authentication of the Master Note, the validity, binding nature and enforceability of the indenture governing the notes and the related guarantee with respect to the trustee, the legal capacity of individuals, the genuineness of signatures, the authenticity of all documents submitted to McGuireWoods LLP as originals, the conformity to original documents of all documents submitted to McGuireWoods LLP as copies thereof, the authenticity of the originals of such copies and certain factual matters, all as stated in the letter of McGuireWoods LLP dated August 23, 2016, which has been filed as an exhibit to the Registration Statement of BofA Finance and BAC relating to the notes and the related guarantees initially filed with the Securities and Exchange Commission on August 23, 2016.